SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. __)*







                               ARTISTdirect, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    04315D400
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  March 7, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [X]   Rule 13d-1(c)

         [ ]   Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     04315D400
              --------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

               Tudor Investment Corporation
         -----------------------------------------------------------------------
               22-2514825
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                       ---------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization        Delaware
                                                  ------------------------------

--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            465,150
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power               0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power       465,150
                                                         -----------------------
                           -----------------------------------------------------

--------------------------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each
         Reporting Person                                      465,150
                           -----------------------------------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                              --------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9          7.7%
                                                          ----------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)              CO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.     04315D400
              --------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

               Paul Tudor Jones, II
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                       ---------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization        USA
                                                  ------------------------------

--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            500,000
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power               0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power       500,000
                                                         -----------------------
                           -----------------------------------------------------

--------------------------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each
         Reporting Person                                      500,000
                           -----------------------------------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                              --------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9          8.2%
                                                          ----------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)              IN
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.     04315D400
              --------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

               Tudor Proprietary Trading, L.L.C.
         -----------------------------------------------------------------------
               13-3720063
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                       ---------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization        Delaware
                                                  ------------------------------

--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power             34,850
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power               0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power        34,850
                                                         -----------------------
                           -----------------------------------------------------

--------------------------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each
         Reporting Person                                       34,850
                           -----------------------------------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                              --------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9          0.6%
                                                          ----------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)              OO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.     04315D400
              --------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

         The Tudor BVI Global Portfolio Ltd.
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                       ---------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization        Cayman Islands
                                                  ------------------------------

--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power             64,722
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power               0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power        64,722
                                                         -----------------------
                           -----------------------------------------------------

--------------------------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each
         Reporting Person                                       64,722
                           -----------------------------------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                              --------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9          1.1%
                                                          ----------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)              CO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.     04315D400
              --------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

         Witches Rock Portfolio Ltd.
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                       ---------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization        Cayman Islands
                                                  ------------------------------

--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            400,428
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power               0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power       400,428
                                                         -----------------------
                           -----------------------------------------------------

--------------------------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each
         Reporting Person                                      400,428
                           -----------------------------------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                              --------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9          6.6%
                                                          ----------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)              CO
                                                      --------------------------

--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            ARTISTdirect, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            10900 Wilshire Blvd, Suite 1400
            Los Angeles, CA  90024

Item 2(a).  Name of Person Filing:

            Tudor Investment Corporation ("TIC")
            Paul Tudor Jones, II
            Tudor Proprietary Trading, L.L.C. ("TPT")
            The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio")
            Witches Rock Portfolio Ltd. ("Witches Rock")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business office of each of TIC and TPT is:

                        1275 King Street
                        Greenwich, CT 06831

            The principal business office of Mr. Jones is:

                        c/o Tudor Investment Corporation
                        1275 King Street
                        Greenwich, CT 06831

            The principal business office of each of BVI Portfolio and Witches Rock is:

                        c/o CITCO
                        Kaya Flamboyan 9
                        P.O. Box 4774
                        Curacao, Netherlands Antilles

Item 2(c).  Citizenship:

            TIC is a Delaware corporation.
            Mr. Jones is a citizen of the United States.
            TPT is a Delaware limited liability company.
            BVI Portfolio and Witches Rock are companies organized under the laws of the Cayman Islands.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01

Item 2(e).  CUSIP Number:

            04315D400

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
            (a)  [ ]  Broker or Dealer registered under section 15 of the Act
            (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the
                      Act
            (d)  [ ]  Investment Company registered under section 8 of the
                      Investment Company Act
            (e)  [ ]  Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940
            (f)  [ ]  Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
            (g)  [ ]  Parent Holding Company, in accordance with section
                      240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
            (h)  [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership (As of March 13, 2006).

            (a) Amount Beneficially Owned: See Item 9 of cover pages

            (b) Percent of Class: See Item 11 of cover pages

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote

                      See Item 5 of cover pages
                      ----------------------------------------------------------

                (ii)  shared power to vote or to direct the vote

                      See Item 6 of cover pages
                      ----------------------------------------------------------

                (iii) sole power to dispose or to direct the disposition of

                      See Item 7 of cover pages
                      ----------------------------------------------------------

                (iv)  shared power to dispose or to direct the disposition of

                      See Item 8 of cover pages
                      ----------------------------------------------------------

                The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (34,850 shares), BVI Portfolio (64,722 shares), and Witches Rock (400,428 shares). Because TIC provides investment advisory services to BVI Portfolio and Witches Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.     Ownership of Five Percent or Less of a Class.

                 Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

                 Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not applicable

Item 8.     Identification and Classification of Members of the Group.

                 See cover pages

Item 9.     Notice of Dissolution of Group.

                 Not applicable

Item 10.    Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             Dated:   March 16, 2006


                             TUDOR INVESTMENT CORPORATION


                             By:          /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel




                                 /s/ Paul Tudor Jones, II
                             ---------------------------------------------------
                                 Paul Tudor Jones, II



                             TUDOR PROPRIETARY TRADING, L.L.C.


                             By:          /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel


                             THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                             By:  Tudor Investment Corporation,
                                  Trading Advisor

                                  By:        /s/ Stephen N. Waldman
                                       -----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and Associate General
                                          Counsel


                             WITCHES ROCK PORTFOLIO LTD.

                             By:  Tudor Investment Corporation,
                                  Trading Advisor

                                  By:        /s/ Stephen N. Waldman
                                       -----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and Associate General
                                          Counsel